CSP Inc. expanded its board of directors to six members with the election of financial executive Christopher J. Hall (43). Hall was a founder of the investment firm Howe, Solomon & Hall and is now self-employed as a municipal bond investor. He holds approximately 10% of CSP Inc. stock.

In 1985, Hall was a founder of Howe, Solomon & Hall, an investment firm that actively trades a $40 million portfolio of equities and municipal bonds. Hall served as the chief financial officer of the firm until 1998. Since then, Hall has been acquiring and restructuring municipal bonds as well as various types of property as a private investor. He currently serves on the board of directors of publicly held Call Now Inc. Hall holds a B.A. in Economics from St. Lawrence University in Canton, New York and an M.B.A. from the University of Miami.